Exhibit 10.1

COMPUTER SOFTWARE INNOVATIONS, INC.

1661 E. Main Street, Suite A

Easley, SC 29642

August 30, 2005

RBC Centura Bank

531 South Main Street, 2nd Floor

Greenville, SC 29601

Attention: Mr. Charles Arndt

Re:	Loan Agreement (Revolving Line of Credit) (the “Loan Agreement”)

Dated March 14, 2005 between

RBC Centura Bank (the “Bank”) and

Computer Software Innovations, Inc. (“CSI”)

Dear Mr. Arndt:

This letter is being provided to you in connection with the above-referenced Loan Agreement between the Bank and CSI.

Net Worth Covenant

Under Article VIII of the Loan Agreement and the Bank’s Commitment Letter to CSI dated February 22, 2005 (the “Commitment Letter”), CSI agreed to observe certain financial covenants, including, but not limited to, a covenant that at the closing of the Revolving Line of Credit under the Loan Agreement, CSI would have a minimum tangible net worth of $600,000, inclusive of subordinated debt to CSI shareholders specifically subordinate to the Bank (the “Net Worth Covenant”). Previously, we indicated that we had been advised by our accountants that due to the classification of certain outstanding warrants to Barron Partners, LP, CSI was perhaps out of compliance with the Net Worth Covenant. By way of background, in February of 2005, CSI issued, as part of a preferred stock financing, two warrants to Barron Partners, LP representing the right to purchase a total of 7,217,736 shares of CSI common stock. The warrants have a term of five years. CSI used a fair value option pricing model to value the stock warrants. Pursuant to EITF00-19, “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in, a Company’s Own Stock,” the value of these warrants has been recorded as a liability in the current liability section of the consolidated balance sheet until CSI has obtained an effective registration statement for the warrants. Upon effectiveness of the registration statement, the value of the shares may be recorded as additional paid-in capital. Due to this accounting treatment, pending completion of the registration statement, CSI’s tangible net worth as reflected in its quarterly unaudited financial statements of June 30, 2005 is less than $600,000.

Our counsel is in the process of completing the registration statement, which we anticipate will resolve this issue in the third quarter of 2005. We are also in negotiations with Barron to modify the warrant related provisions which triggered the unanticipated accounting treatment of the warrants described above. In light of the foregoing, we respectfully request that the Bank extend its waiver of current compliance with the aforementioned Net Worth Covenant. In consideration of this waiver extension, CSI agrees with the Bank that it shall be required to comply with the Net Worth Covenant by November 30, 2005 and, except as otherwise specifically provided in the Loan Agreement or the Commitment Letter, to thereafter maintain a minimum net worth of $600,000, inclusive of subordinated debt to CSI shareholders through the term of the Loan, tested on a quarterly basis.

Consent Regarding Joint Defense Costs

As previously disclosed to you and in our public filings with the Securities and Exchange Commission, on April 4, 2005, Integrated Tek Solutions, Inc. filed a lawsuit (the “Lawsuit”) against CSI in the Supreme Court of the State of New York, County of New York, alleging breach of contract, fraud, negligent representation and promissory estoppel. We received notice of the suit on April 14, 2005. The action arises out of a letter of intent pursuant to which a predecessor to the plaintiff, Yasup, LLC, and Computer Software Innovations, Inc., a South Carolina corporation (“CSI – South Carolina”) conducted negotiations relating to a potential acquisition of CSI – South Carolina’s stock by Yasup, LLC. Until it merged into CSI in February 2005, CSI – South Carolina was a privately held South Carolina corporation. We received an amended complaint on June 3, 2005, which pleading added several new defendants. Some of our officers and directors are named as individual defendants in the suit. These include Nancy K. Hedrick, CEO and director; Joe G. Black, former CFO; Thomas P. Clinton, Vice President of Sales and Director; Beverly N. Hawkins, Secretary and Vice President of Support Services; and William J. Buchanan, Treasurer and Vice President of Engineering (collectively, the “Individual Defendants”). Ms. Hedrick and Ms. Hawkins and Messrs. Black, Clinton and Buchanan were also officers, directors and shareholder of CSI – South Carolina.

On August 15, 2005, we filed and served responsive pleadings consisting of a Verified Answer, and will proceed with discovery. We maintain that the plaintiff’s claims are without merit, and intend to vigorously defend the action.

To date, legal counsel for CSI has also represented the five individual defendants who are officers, directors and/or stockholders of CSI. Although the incremental cost to CSI of representing such individual defendants in addition to CSI is not believed to be material, CSI wishes to receive assurance from the Bank that the joint defense of CSI and such individual defendants will not be deemed to trigger any default or other impact under the Loan Agreement, in particular paragraphs “M. Loans,’’ and “N. Loans to Officers” contained in the Commitment Letter. Accordingly, CSI asks that the Bank consent to the past and continuing payment by CSI of the joint defense costs of both CSI and the Individual Defendants with respect to the Lawsuit (the “Consent”).

* * * *

If the foregoing requests for (i) an extension of the waiver of compliance with the Net Worth Covenant until November 30, 2005 and (ii) the Consent, are acceptable to the Bank, please so indicate by signing below and returning a copy of this letter to me. Thank you in advance for your cooperation and attention to this matter. Please call me if you have any questions concerning the foregoing.

Yours very truly,

/s/ Nancy K. Hedrick
Nancy K. Hedrick
President and CEO

ACCEPTED AND AGREED TO
this 30th day of August, 2005.

RBC Centura Bank

By:	/s/ Charles Arndt
Charles Arndt
Market Executive-South Carolina Markets